Exhibit 99.1

For more information, please contact:
Robert C. Singer
Chief Financial Officer
Williams Scotsman International, Inc.
(410) 931-6108

Williams Scotsman International, Inc. Announces
Completion of Merger with a Subsidiary of the Parent of Algeco and
Completion of Redemption of Senior Notes of Williams Scotsman, Inc.

BALTIMORE, MD, October 31, 2007 – Williams Scotsman International, Inc. (NASDAQ: WLSC) announced today the consummation of the previously announced merger of Ristretto Acquisition Corp., a wholly-owned subsidiary of Ristretto Group S.a.r.l. (the parent company of Algeco), with and into Williams Scotsman International, Inc., with Williams Scotsman International, Inc. being the surviving corporation. The merger was completed pursuant to the Agreement and Plan of Merger, dated as of July 18, 2007, by and among Ristretto Group S.a.r.l., Ristretto Acquisition Corp., Ristretto Holdings SCA and Williams Scotsman International, Inc.  As a result of the merger, the former stockholders of Williams Scotsman International, Inc. are entitled to receive $28.25 per share of Williams Scotsman International, Inc. common stock in cash without interest.

Williams Scotsman International, Inc. also announced today that its wholly-owned subsidiary, Williams Scotsman, Inc., has completed the previously announced redemption of all of its outstanding 8 1/2% Senior Notes Due 2015 (CUSIP Number US96949VAK98).  In accordance with the terms of the indenture governing the notes, the outstanding aggregate principal amount of $450 million was redeemed for a total of approximately $518 million in cash, which includes an early redemption premium and accrued interest.

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., through its subsidiaries, is a leading provider of mobile and modular space solutions for multiple industry sectors, including the construction, education, commercial, healthcare and government markets.  The company serves over 30,000 customers, operating a fleet of over 121,000 modular space and storage units that are leased through a network of over 100 locations throughout North America and Spain.  Williams Scotsman International, Inc. provides delivery, installation, and other services, and sells new and used mobile office products.  Williams Scotsman International, Inc. also manages large modular building projects from concept to completion.  Williams Scotsman International, Inc. is  headquartered in Baltimore, Maryland with operations in the United States, Canada, Mexico, and Spain.  For additional information, visit the company's web site at www.willscot.com, call (410) 931-6066, or email to michele.cunningham@willscot.com.

About Algeco

Ristretto Group S.a.r.l. is the parent company of Algeco, which operates the largest fleet of rental accommodations and storage facilities in Europe.  Algeco provides accommodation, storage and welfare units to meet a comprehensive range of requirements that can be tailored to suit individual customer needs, serving customers in construction, infrastructure, industry, services and administration.  Algeco operates in: Belgium, the Czech Republic, Estonia, Finland, France, Germany, Italy, Luxembourg, Netherlands, Poland, Portugal, Romania, Slovakia, Spain, the United Kingdom (under the brand name Elliott).

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